Exhibit 99.5

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”) is effective as of the date below, by and between FOXO Technologies Inc., a Delaware corporation (“Company”), and KR8 AI Inc., a Nevada corporation (“KR8”). All capitalized terms used but not defined herein shall have the corresponding meanings ascribed such terms in that certain Master Software and Services Agreement dated as of January 12, 2024, as amended (the “MSSA”).

WHEREAS, on January 12, 2024, the Company and KR8 entered into the MSSA; and

WHEREAS, (i) the Company and (ii) KR8, together constituting all of the parties to the MSSA, now desire to terminate the MSSA, effective as of the date hereof (the “Termination Date”), pursuant to the provisions set forth herein.

NOW, THEREFORE, in consideration of the aforementioned premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Termination of the MSSA. The parties hereby agree that the MSSA shall terminate effective as of the Termination Date, with no further action required by any party besides the issuance of the Shares (as defined below) to KR8. As of the Termination Date, the MSSA will have no further force or effect and the parties will have no further rights or obligations under the MSSA; provided, however, that the rights and obligations that survive termination of the MSSA pursuant to its terms will survive in accordance with the terms of the MSSA.

2. Issuance of Shares. Effective as of the Termination Date, the Company shall issue to KR8 3,000 shares of Series D Cumulative Convertible Redeemable Preferred Stock as complete and full satisfaction of all and any amounts owing under the MSSA.

3. Authority. Each party hereby represents and warrants that: (i) it has the full power, authority and legal right and has obtained all necessary approvals, consents and given all notices required to execute and deliver this Agreement and perform the terms hereof; and (ii) this Agreement has been duly executed and delivered by it and constitutes its valid, binding and enforceable obligation.

4. Severability. Should any provision of this Agreement be found to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable to the greatest extent permitted by law.

5. Entire Agreement. The parties to this Agreement understand and agree that the terms of this Agreement supersede any prior discussions, understandings or agreements between and among them relative to the specific subject matter hereof, and that the terms of this Agreement are intended to constitute a binding contract between and among them for their express benefit.

6. Modification; Waiver. This Agreement may not be modified and its provisions may not be waived except in writing executed by the party against whom enforcement of such modification or waiver is sought.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflict of law provisions.

8. Counterparts and Facsimile Transmission. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission (including PDF) shall be effective as delivery of a manually executed counterpart thereof.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of December 6, 2024.

FOXO TECHNOLOGIES INC.

/s/ Martin Ward
Martin Ward, Interim Chief Financial Officer

KR8 AI Inc.

/s/ Mark White
Mark White, CEO

Signature page to Termination Agreement